EXHIBIT 10.3

MILL OPERATING AND OPTION AGREEMENT

By and Between

Montana Tunnels Mining, Inc.

and

Elkhorn Goldfields, Inc.

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page
10.12	Applicable Law	20
10.13	No Partnership	20
10.14	Independent Contractor	20
10.15	Confidentiality	20

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MILL OPERATING AND OPTION AGREEMENT

THIS MILL OPERATING AND OPTION AGREEMENT is made as of the 28th day of July, 2006 (the “Execution Date”), by and between Montana Tunnels Mining, Inc., a Delaware corporation (“MTM”), and Elkhorn Goldfields, Inc., a Montana corporation (“EGI”) and an Affiliate of Calim Private Equity LLC (“CPE”), with MTM and EGI sometimes referred to herein individually as a “party” and collectively as “parties.”

RECITALS

A. MTM owns a mill in Jefferson County, Montana known as the Diamond Hill Mill (the “Mill,” as more particularly defined below). The Mill is physically located within a larger mineral processing facility known as the Montana Tunnels Mill Complex, which houses another mill used by MTM (the “MTM Mill”) for the processing of minerals from its Montana Tunnels Mine (the “MTM Mine”).

B. EGI owns and operates a gold mine in Jefferson County, Montana known as the Elkhorn Mine (the “Elkhorn Mine”).

C. MTM and Elkhorn Tunnels, LLC, another CPE Affiliate, are parties to a Mine Operating and Development Agreement of even date herewith (the “Mine Operating Agreement”), pursuant to which they have agreed to the funding, development and mining of the MTM Mine. Ore from the MTM Mine will be processed in the MTM Mill.

D. MTM and EGI desire to enter into this Agreement to (i) provide for the processing of ore from the Elkhorn Mine and from other suitable properties in the Mill and (ii) provide to EGI an option to purchase the Mill.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MTM and EGI hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. In this Agreement, the following terms, when capitalized, shall have the following meanings set forth in the remainder of this Section 1.1. Other capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Mine Operating Agreement:

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“Agreement” means this Agreement, the Schedules and Exhibits attached hereto and any and all amendments, supplements, variations, waivers, alterations or modifications hereto or thereto, made in accordance with this Agreement.

“Business Day” means a day on which banks are open in the State of Colorado.

“Claim Notice” shall have the meaning set forth in Section 7.5.

“Claims” shall mean either EGI Claims or MTM Claims, as those terms are defined in Sections 7.2 and 7.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conforming Ore” means ore coming from sources other than the Elkhorn Mine which EGI desires to process at the Mill and MTM has reasonably determined is suitable for processing through the Mill without (i) damaging the machinery; (ii) causing the Complex to be in violation of any Environmental Laws; or (iii) subjecting the Complex to any materially enhanced risk of Environmental Liabilities; provided that in the case of (ii) or (iii), such shall not be a reason for MTM not to approve ore for processing at the Mill if (A) approval is first obtained by EGI from each Governmental Authority with applicable jurisdiction and (B) EGI is able to obtain bonding against any such potential Environmental Liabilities in an amount and with one or more surety companies satisfactory to each such Governmental Authority and reasonably satisfactory to MTM.

“Control” when used as a verb, with respect to a party, means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such party through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust or otherwise; and, when used as a noun, an interest which gives the holder of Control the ability to exercise any of the foregoing powers with respect to such party.

“EGI Claim” means a Claim by EGI for indemnification, as described in Section 7.2.

“EGI Representative” shall have the meaning specified in Section 4.1.

“Encumbrance” means any lien (including, without limitation, environmental and tax liens and statutory liens), claim, charge, judgment, security interest or mortgage of any kind or nature.

“Environmental Laws” means federal laws including the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act, the Federal Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Mine Safety and Health Act, the Federal Land Policy and Management Act, the 1897 Organic Act, the Emergency Planning and Community Right to Know Act, and the National Historic Preservation Act, each as amended, and any state law counterparts, including but not limited to the Montana Comprehensive Environmental Cleanup and Responsibility Act, and applicable state common law, together with all other laws (including rules, regulations, permits, authorizations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“Environmental Liabilities” shall mean any liabilities or obligations (whether known or unknown, fixed or contingent) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials or substances existing or arising on, beneath or above the Mill and/or emanating or migrating and/or threatening to emanate or migrate from the Mill (or the real property on which it is located) to other properties; (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials present at, originating or transported from the Real Property or the Mill to an off-site treatment, storage or disposal facility, (iii) physical disturbance of the environment on or from the Mill; or (iv) the violation or alleged violation of any Environmental Laws relating to conditions at or the operation of the Mill.

“Equipment and Supplies” means the mining, office and other equipment and supplies which comprise a portion of the Mill, which are identified in Exhibit A attached hereto.

“Execution Date” means the date referred to on page one of this Agreement.

“Governmental Authority” means any federal, state, local or other governmental authority, agency or regulatory body, including any board, bureau, department, division, commission, court or tribunal of any of the foregoing.

“Hazardous Materials” means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as a “solid waste,” “hazardous waste,” “hazardous substance,” “extremely hazardous substance,” “pollutant” or “contaminant” under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the environment or health or safety of persons on or about the property; (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws.

“Indemnified Party” means MTM or EGI, as applicable, when one is required to be indemnified by the other under Sections 7.2 or 7.3.

“Indemnifying Party” means MTM or EGI, as applicable, when one is required to indemnify the other pursuant to Sections 7.2 or 7.3 hereof.

“Laws” means all applicable federal, state and local laws (statutory or common), rules, regulations, ordinances, codes, orders, judgments, directives, standards, and decrees, whether legislative, municipal, administrative or judicial in nature.

“Losses” means demands, claims, causes of action, assessments, including any federal or state tax audits, losses, damages, liabilities and costs and expenses, including, without limitation, reasonable attorneys’ fees and any expenses incident to the defense, investigation or enforcement of such matters and remedial and monitoring costs incurred in connection therewith.

“Mill Closing Date” means the date of the closing of the purchase of the Diamond Hill Mill by EGI if it exercises the Option.

“Montana Tunnels Mill Complex” means the physical facilities in Jefferson County, Montana in which the Mill and the MTM Mill are situated.

“MTM Claim” means a Claim by MTM for indemnification, as described in Section 7.3.

“MTM Representative” shall have the meaning set forth in Section 4.2.

“Option” shall mean the exclusive right of EGI to purchase the Diamond Hill Mill pursuant to Article III.

“Option Period” shall mean the period of time commencing on the Execution Date and continuing for a period of two years thereafter, unless EGI has relinquished its rights hereunder or this Agreement has been terminated.

“Ore” shall have the meaning set forth in Section 2.1.

“Permitted Encumbrances” means (a) (i) liens for taxes, assessments and governmental charges or levies not yet due and payable; and (ii) Encumbrances such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (x) are not overdue for a period of more than 60 days and (y) are not in excess of $5,000 in the aggregate at any time; (b) minor survey exceptions, easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness and (ii) do not have a material adverse effect on the value or the use of such property for its present purposes; (c) zoning restrictions and other limitations imposed by any Governmental Authority having jurisdiction over real property; (d) reservations in federal patents; (e) Encumbrances of record (which for purposes of this Agreement shall include Encumbrances that are reflected in the official records of the Broadwater or Jefferson County, Montana Clerk and Recorder’s Office or the Broadwater or Jefferson County Assessor’s Office; (f) liens of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return of money bonds and similar obligations; (g) rights reserved to or vested in any Governmental Authority to control or regulate the Mill in any manner, and all laws, rules and regulations of any Governmental Authority; and (h) any other Encumbrances that do not arise by, through or under MTM.

“Person” means any individual, partnership, firm, corporation, company, association, trust, unincorporated organization or other entity.

“Prudent Operating Practices” shall mean those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by operators in the mining industry of facilities and equipment of a type and size similar to the Mill as good, safe and prudent operating practices.

“Purchase Price” means $1,000,000 payable to MTM by EGI if EGI exercises the Option, payable as set forth in Section 3.1.

“Related Agreements” means the Security Agreement and any other agreements contemplated hereby.

“Remedial Costs” means amounts paid directly by EGI for the use, operation and maintenance of the Mill pursuant to Section 2.2(g).

“Scheduled Reason” means, with respect to a shutdown of the Mill under Section 5.2, a valid determination by MTM to cease operations pursuant to either Section 2.4, 2.6, 2.8 or 4.2.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Agreement” means a Security Agreement and related financing statements in forms mutually agreeable to the parties, pursuant to which, effective as of the Mill Closing Date, EGI shall grant to MTM a first-priority perfected security interest in the Mill, to remain in place until the Purchase Price is fully paid.

“Taxes” means all taxes, charges, fees, levies or other assessments imposed by any federal, state or local taxing authority, including, without limitation, income, excise, property, sale, transfer, severance, net proceeds of mines, payroll and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

1.2 Terms denoting the singular only shall include the plural, and vice versa.

1.3 Unless otherwise stated, a reference to a Recital, Article, Section, Schedule or Exhibit is a reference to a Recital, Article, Section, Schedule or Exhibit of this Agreement.

1.4 Section numbers and headings are for convenience of reference only, and shall not affect the interpretation of this Agreement.

1.5 Reference to any gender includes the other.

1.6 Whether or not so indicated, reference to “including” means including, but not by way of limitation.

1.7 Unless otherwise expressly provided in this Agreement, reference to an agreement (including this Agreement), document, or instrument is the same as amended, modified, novated or replaced from time to time.

1.8 Reference to a statute or other legislative act, by-law, rule, regulation, or order is to the same as amended, modified or replaced from time to time and to any rule, regulation or order promulgated pursuant to such law.

1.9 Reference to a “day” is to a calendar day unless otherwise specified.

1.10 All dollar amounts set forth herein are expressed in United States currency.

ARTICLE II
PROCESSING OF ORE FROM THE
ELKHORN MINE THROUGH THE MILL

2.1 General Rights and Obligations with Respect to the Processing of Ore. During the Option Period, to the extent that it does not unreasonably interfere with operations at the MTM Mill, MTM shall process ore from the Elkhorn Mine and Conforming Ore (collectively, “Ore”) through the Mill, on behalf of EGI. EGI confirms, acknowledges and agrees that EGI has inspected the Mill and it is satisfied (or, with respect to Conforming Ore, will first satisfy itself) that the Ore is amenable to processing through the Mill and that the Mill is in satisfactory condition to process the Ore. MTM shall have the right to reject and return to EGI (at EGI’s expense) any shipments of Ore that MTM reasonably determines are not amenable to processing through the Mill; provided that MTM shall use reasonable efforts to assess any Ore that may be provided to it in sample quantities prior to processing. EGI represents and warrants that after careful examination, it is satisfied as of the Execution Date as to the character of Equipment and Supplies at the Mill, the availability of labor, water and power, the adequacy of roads and means of ingress and egress to and from the Mill, conditions pertaining to transportation, disposal, handling and storage of Ore, the general and local conditions, the prices and availabilities of equipment and materials, and all other matters which may affect the processing of the Ore, and that it has taken all actions that a reasonable and prudent Person engaged in processing Ore through the Mill would take to become fully informed regarding all existing and expected conditions and matters which could affect the processing of Ore through the Mill in any way, and especially the cost of such processing. EGI hereby accepts the condition of the Mill AS IS AND WHERE IS and as suitable for the processing of the Ore, and hereby expressly waives and releases MTM from any and all demands or claims for damages of any kind whatsoever, fees and/or costs, incurred by EGI by reason of any alleged representations, warranties, tests, descriptions or statements pertaining to the Mill and made by MTM prior to the date hereof, and not expressly set forth in this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, MTM MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE AMENABILITY OF THE ORE TO PROCESSING THROUGH THE MILL, OR AS TO THE SUITABILITY OF THE MILL FOR PROCESSING THE ORE OR THE CONDITION OF ALL OR ANY PORTION OF THE EQUIPMENT AND SUPPLIES COMPRISING THE MILL, AND THE PROCESSING OF ORE THROUGH THE MILL AS SET FORTH IN THIS AGREEMENT SHALL BE AT EGI’S SOLE RISK AND EXPENSE.

2.2 Certain Other Matters. In addition to the agreements in Section 2.1, the parties agree with respect to the Mill as follows:

(a) Capital Improvements. EGI shall make all capital improvements to the Mill necessary for the processing and treatment of Ore. All such improvements will be detailed and agreed by the parties by separate addenda to this Agreement and, unless made to existing Equipment, will remain the property of EGI.

(b) Delivery and Stockpiling. EGI shall arrange and pay for delivery of the Ore to MTM at the Mill. Ore will be delivered as “run of mine” ore between the hours of 7:00 a.m. and 8:00 p.m. (Mountain Time) on normal business days (excluding holidays, Saturdays and Sundays) unless otherwise approved by MTM. MTM will select and designate an area at the Complex at which the Ore shall be stockpiled and, unless MTM otherwise approves, stockpiles on hand at any time shall be limited to 20,000 tons. EGI shall ensure that the Ore is stockpiled in the designated area, is segregated from and not co-mingled with other ores and is properly signed and secured pending processing.

(c) Crushing. Ore shall be crushed as necessary by EGI to 100 percent passing minus ¾ inch. To the extent MTM is legally and contractually able to do so, MTM agrees to make space available at the designated stockpile area for temporary use by EGI of a crusher.

(d) Processing. Crushed Ore shall be transported by MTM from the designated stockpile area to the Mill fine ore hopper via front-end loaders.

(e) Concentrate Marketing. EGI shall be responsible for all costs associated with the marketing, treatment and refinement of any final product produced from Ore at the Mill. These costs shall include containment, load-out, shipment and insurance of flotation concentrates and dore products. EGI agrees to notify MTM of all scheduled shipments of flotation concentrate and dore product from the Mill.

(f) First Right. Except as otherwise provided in Section 2.9, during the Option Period, EGI shall have the first right of use of the Mill for processing its Ore, and the Mill shall not be operated for the processing of ore for Persons other than EGI if such may reasonably be expected to interfere with processing of Ore for EGI.

(g) MTM Obligations. Subject to the other terms and provisions of this Agreement, MTM shall be obligated to run and operate the Mill for the processing of Ore in a good and workmanlike fashion, including without limitation paying the normal operating costs of the Mill as and when due and payable and keeping the Mill well maintained and in good operating condition. In the event EGI determines that MTM is not in compliance with its obligations hereunder, as its sole remedy with respect thereto, EGI may cause all such deficiencies to be remedied at its sole cost and expense, in which event to the extent paid for by EGI such will become Remedial Costs.

2.3 Costs. EGI shall be solely responsible and reimburse MTM for all reasonable and necessary costs associated with the operation of the Mill for processing Ore during the Option Period. The costs for which EGI shall be responsible shall include, without limitation, employee costs, insurance costs, bonding and permitting costs, costs for electrical power, water and other utility charges applicable to the Mill, costs of maintenance and repairs required to keep the Mill in operating condition, costs of assessing any Ore for amenability to processing, costs of Equipment and Supplies needed to keep the Mill operational, sampling and associated laboratory costs, costs of reagents, grinding media and fuel. EGI shall also be solely responsible for all costs associated with the recovery, transportation and sales of any products derived from the Ore.

2.4 Personnel. EGI acknowledges that employees of MTM will process Ore through the Mill. EGI further acknowledges that MTM may not now or in the future employ a sufficient number of employees to adequately and safely process Ore through the Mill. EGI and MTM agree that MTM shall have no obligation under this Agreement to employ or maintain a sufficient number of employees to adequately and safely process Ore through the Mill, and that any time during the Option Period when MTM reasonably believes it does not have a sufficient number of employees to adequately and safely process Ore through the Mill, it shall notify EGI and shall thereafter have no obligation to process any Ore through the Mill.

2.5 Fees Payable to MTM. As compensation to MTM for the processing of Ore under this Agreement, EGI shall pay to MTM, on a monthly basis (due and payable not later than the 15th day after receipt of an invoice for costs from MTM), a fee equal to 20% of the costs incurred by MTM to operate the Mill during the previous month, including costs of the type described in Section 2.3, but excluding costs borne by EGI directly, including without limitation (i) capital improvements made directly by EGI pursuant to Section 2.2(a); and (ii) Remedial Costs. MTM shall provide with each monthly invoice to EGI a report providing reasonable evidence of the costs it incurred to operate the Mill during the previous month, and the tons of Ore processed through the Mill during that month.  In addition, EGI shall reimburse MTM promptly (and within no more than ten days) upon receipt of invoices from MTM at any time and from time to time for (a) any costs or expenses incurred by MTM in maintaining any permits, licenses or approvals from any Governmental Authority (“Permits”) or bonds or other surety required to operate the Mill; and (b) any costs or expenses (including the fees and expenses of consultants and attorneys) incurred by MTM in taking any remedial actions required under applicable Environmental Laws or any Permits with respect to processing of Ore through the Mill.

2.6 Maintenance of Permits. EGI acknowledges that MTM must operate the Mill in accordance with applicable Laws and the Permits, and MTM shall be obligated to use commercially reasonable efforts to do so during the Option Period. EGI and MTM agree that if MTM reasonably determines that it will be unable to operate the Mill in accordance with applicable Laws and the Permits, it shall notify EGI and shall thereafter have no obligation to process any Ore through the Mill until such time, if any, as the condition is remedied.

2.7 Title and Risk of Loss. EGI will retain title to and risk of loss associated with the Ore at all times while it is being stored or processed in or at the Mill.

2.8 Removal of Hazardous Materials. EGI acknowledges that MTM must comply in conducting operations at the Mill under this Agreement with all applicable Laws governing the use, handling, processing, production or disposal of Hazardous Materials. EGI agrees that if for any reason MTM reasonably believes that it will be unable to comply with such Laws, MTM shall notify EGI and thereafter shall have no obligation to process any Ore through the Mill.

2.9 Subordination of Rights. In addition to the provisions of Sections 5.1 and 5.2, EGI agrees that MTM’s agreement to process Ore through the Mill under this Agreement is subordinate to MTM’s rights to operate the MTM Mill with respect to operations conducted under the Mine Operating Agreement, and that MTM’s agreement to process Ore through the Mill may be suspended at any time during the Option Period, to the extent such suspension is necessary in MTM’s reasonable opinion due to operational requirements or issues associated with the MTM Mill. Such suspension(s) shall take effect not later than 45 days after receipt by EGI of written notice from MTM notifying EGI of such suspension. MTM agrees that it will use good faith efforts to remedy or address the operational requirements or issues associated with the MTM Mill that necessitated the suspension of EGI’s right to use the Mill, and the Option Period shall be extended for a period of time equal to the duration of such suspension.

2.10 Taxes. EGI shall be responsible for the payment of and shall pay all Taxes on Ore delivered under this Agreement and all Taxes with respect to or computed by reference to the mining thereof, the severance thereof from the ground, the delivery thereof to the Mill and the ownership of concentrate, doré and other products as are returnable to EGI therefrom pursuant to this Agreement. EGI shall be responsible for the payment of and shall pay all Taxes with respect to the concentration or treatment of such Ore to the extent that such Taxes are imposed on EGI by reason of its being the owner of such Ore.

2.11 Audit Rights. EGI, at its sole election and expense, shall have the right to procure, not more frequently than twice annually, an audit of MTM’s records and accounts relating to costs incurred in operating the Mill and tons of ore processed through the Mill. All of the costs reported in any monthly report delivered to EGI under Section 2.4 shall be considered final and accepted by EGI, unless EGI gives written notice describing and setting forth a specific objection to any such costs thereof within six months after receiving any monthly report. MTM shall account for any agreed upon deficit or excess in any payment made by EGI to MTM by adjusting the next monthly statement following completion of such audit to account for such deficit or excess.

ARICLE III
GRANT OF OPTION

3.1 Option Granted. MTM hereby grants to EGI the exclusive and irrevocable option to purchase the Mill, exercisable by EGI in its sole discretion (the “Option”), but only exercisable by EGI if and after it has completed its Initial Contribution under the Mine Operating Agreement, by paying a purchase price of $1,000,000 (the “Purchase Price”), payable in two equal annual installments of $500,000 with the first such installment being due on the Mill Closing Date, and the second installment being due on the first anniversary of the Mill Closing Date.

3.2 Option Period; Termination.

(a) Option Period. Unless the Agreement is sooner terminated pursuant to this Section 3.2, the Option shall expire and this Agreement shall terminate at 5:00 p.m. Mountain time on July 28, 2008 (the “Expiration Date”). The Option may be exercised by EGI by delivery to MTM of a written notice of election to exercise the Option at any time prior to the end of the Option Period (the date such notice is effective being referred to hereinafter as the “Exercise Date”).

(b) Termination.

(i) In the event EGI desires to terminate this Agreement, which EGI may elect to do in its sole discretion at any time during the Option Period, EGI may terminate this Agreement by giving MTM written notice of termination, and this Agreement shall be deemed terminated immediately upon receipt by MTM of the notice of termination. At that time, all outstanding operating costs will become promptly due and payable after EGI’s receipt of invoices for the same.

(ii) If the Mine Operating Agreement is terminated other than for Cause, or if (A) EGI does not complete its Initial Contribution under the Mine Operating Agreement, (B) EGI’s Participating Interest under the Mine Operating Agreement is converted to an interest in Net Proceeds, or (C) EGI transfers its Participating Interest under the Mine Operating Agreement to a third party that is not an Affiliate of EGI, this Agreement shall terminate automatically.

(iii) Following expiration of the Option Period without EGI exercising the Option, or termination of this Agreement for any reason prior to the expiration of the Option Period, neither of the Parties shall have any further obligations or liabilities hereunder, except as set forth in Article VIII.

3.3 The Closing. If EGI exercises the Option in accordance with the terms of this Agreement, the closing of the sale of the Mill (the “Closing”) shall take place within 30 days after the written notice of election to exercise the Option is delivered by EGI to MTM, at a time and place mutually agreeable to EGI and MTM.

(a) Deliverables.

(i) At the Closing, MTM shall deliver to EGI a fully executed and acknowledged good and sufficient special warranty deed, assignment and bill of sale, in form and substance mutually agreeable to the parties (the “Conveyance”), conveying the Mill to EGI free and clear of all liens and encumbrances arising by, through or under MTM, but otherwise without representations or warranties of any kind.

(ii) At the Closing, EGI shall deliver: (a) the first installment of the Purchase Price ($500,000), which shall be paid by wire transfer in accordance with written instructions to be delivered by MTM to EGI prior to the Mill Closing Date, (b) a fully executed Security Agreement, and (c) certificates of good standing for EGI from the office of the Montana Secretary of State. In addition, each of EGI and MTM will deliver such other closing certificates and documents as are reasonably requested by the other party. Closing costs, including transfer taxes, sales taxes, recording costs and any escrow fees will be paid by EGI, including all taxes and disbursements.

3.4 Removal of the Mill. Following the Closing, EGI shall have 365 days to remove the Mill from the Complex, and during such period, to the extent MTM is legally entitled to grant such rights, EGI shall be entitled to operate the Mill at its sole cost and expense and in compliance with all applicable Laws and Environmental Laws, and the terms and conditions of this Agreement. MTM agrees to cooperate with EGI in the removal process. EGI agrees to conduct the removal of the Mill from the Montana Tunnels Mill Complex in a manner that does not unreasonably interfere with ongoing operations at the MTM Mill. EGI may move the Mill to whatever location it may determine; provided that before moving the Mill, MTM shall have determined to its reasonable satisfaction that it has a valid and enforceable first priority security interest in and to the Mill at such location.

ARTICLE IV
REPRESENTATIVES OF THE PARTIES

4.1 EGI Representative. EGI hereby designates Robert Trenaman as its representative who shall have the full authority to act on its behalf in connection with this Agreement (the “EGI Representative”). EGI shall have the right to appoint an additional or replacement EGI Representative by written notice to MTM. The EGI Representative shall have the right to be present at all times when MTM is processing Ore through the Mill.

4.2 MTM Representative. MTM hereby designates David Russell as its representative who shall have the full authority to act on its behalf in connection with this Agreement (the “MTM Representative”). MTM shall have the right to replace the MTM Representative by written notice to EGI. EGI acknowledges and agrees that the MTM Representative may in his reasonable discretion refuse to allow further processing of Ore through the Mill if the MTM Representative believes that such operations (a) may be dangerous to MTM’s employees; (b) may negatively impact operations at the Montana Tunnels Mill Complex; (c) may be deleterious to environmental conditions at or in the vicinity of the Mill or the Montana Tunnels Mill Complex; or (d) may cause or result in a violation of any Environmental Law or result in increased or additional Environmental Liabilities at the Mill or the Montana Tunnels Mill Complex. The MTM Representative shall have the authority, on behalf of MTM, to enforce the provisions of this Agreement and to shut down EGI’s operations at the Mill in accordance with the provisions of Sections 5.1 and 5.2.

ARTICLE V
SHUTDOWN OF MILL

5.1 Shutdown for Maintenance. MTM shall have the right to shut down the Mill for maintenance purposes whenever in its reasonable judgment such action is necessary. Such shutdown may be imposed in connection with MTM’s maintenance activities at any other portion of the Montana Tunnels Mill Complex. In the event such a maintenance shut down is required, MTM shall be relieved of its obligation to process Ore through the Mill during the period that the Mill is so shut down. In connection with any such shutdown in excess of 48 hours, MTM agrees to (i)  provide EGI with reasonable notice prior to the shutdown, together with an estimate of the duration of the proposed shutdown and (ii) to use good faith efforts to minimize the duration of each such shutdown.

5.2 Shutdown Due to Environmental or Other Concerns. At any time and from time to time, for any Scheduled Reason, or in the event of any other default by EGI under this Agreement, the MTM Representative may deliver to EGI a notice that MTM will immediately cease processing of Ore through the Mill under this Agreement. In that notice, the MTM Representative shall identify the provisions or provisions of this Agreement triggering the shutdown. If the shutdown results from a default by EGI, such shutdown notice shall remain in place until the event of default is cured as provided in Section 8.1(b). If the event of default is not timely cured, MTM may terminate this Agreement in accordance with the provisions of Section 8.1(b).

5.3 Limitation on Remedies. If operations at the Mill are shut down by MTM for any reason under this Agreement, MTM shall have absolutely no obligation or liability to EGI for any consequential, special or punitive damages or lost profits incurred by or resulting to EGI as a result of such shutdown.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1 EGI’s Representations and Warranties. EGI represents and warrants to MTM the following as of the Execution Date hereof (except as specified otherwise) and as of the Mill Closing Date:

(a) EGI is corporation duly organized, validly existing and in good standing under the laws of the State of Montana.

(b) EGI has the full power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EGI, the consummation of transactions contemplated hereby, and the performance by EGI of all of its obligations under this Agreement have been duly authorized and approved by EGI. This Agreement has been duly executed and delivered by authorized officers of EGI. All requisite actions on the part of EGI’s members, manager, officers and directors, necessary for the execution, delivery and performance by EGI of this Agreement and the Related Agreements, have been taken.

(c) Each of this Agreement and the Related Agreements constitutes the legal, valid and binding obligation of EGI enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(d) Neither the execution and delivery of this Agreement and the Related Agreements by EGI, nor the performance by EGI of its obligations hereunder or thereunder, will conflict with or result in a breach of any of the terms, conditions or provisions of EGI’s articles of organization, as amended, or operating agreement, as amended, or of any statute or administrative regulation applicable to it, nor of any order, writ, injunction, judgment or decree of any court or any Governmental Authority or of any arbitration award applicable to it.

(e) Neither the execution and delivery of this Agreement and the Related Agreements by EGI, nor the performance by EGI of its obligations hereunder or thereunder, will (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of EGI under, (iv) or result in the creation or imposition of any Encumbrance under, any contract, agreement, obligation, arrangement, commitment or plan to which EGI is a party or by which EGI or any of its assets is bound or affected.

(f) EGI is the owner of the Mine and of the Ore, and has the full, legal right to have the Ore processed through the Mill free of any claims or rights of any third party.

6.2 MTM’s Representations and Warranties. MTM hereby represents and warrants to EGI as of the Execution Date (except as otherwise specified) and as of the Mill Closing Date:

(a) MTM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MTM is qualified to do business and in good standing under the laws of the State of Montana.

(b) MTM has the full corporate or organizational power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MTM, the consummation of the transactions contemplated hereby, and the performance by MTM of all of its obligations under this Agreement have been duly authorized and approved by MTM. This Agreement has been duly executed and delivered by authorized officers of MTM. All requisite corporate action on the part of MTM and its officers, directors and shareholders, necessary for the execution, delivery and performance by MTM of this Agreement and the Related Agreements, have been taken.

(c) Each of this Agreement and the Related Agreements constitutes the legal, valid and binding obligation of MTM enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(d) Neither the execution and delivery of this Agreement and the Related Agreements by MTM, nor the performance by MTM of its obligations hereunder or thereunder, will conflict with or result in a breach of any of the terms, conditions or provisions of MTM’s articles or certificate of incorporation, as amended, or by-laws, as amended, or of any statute or administrative regulation applicable to it, nor of any order, writ, injunction, judgment or decree of any court or any Governmental Authority or of any arbitration award applicable to it.

(e) Neither the execution and delivery of this Agreement and the Related Agreements by MTM, nor the performance by MTM of its obligations hereunder or thereunder, will (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of MTM under, or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) under, any contract, agreement, obligation, arrangement, commitment or plan to which MTM is a party or by which MTM or any of its assets are bound or affected.

ARTICLE VII
INDEMNIFICATION

7.1 Survival of Representations, Etc. MTM and EGI agree that the representations, warranties, covenants and agreements of the parties set forth in this Agreement, and the indemnification provided for in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

7.2 MTM’s Indemnity. MTM shall defend, indemnify and hold EGI harmless from and against all Losses that EGI may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of MTM contained in this Agreement, and (ii) any inaccuracy in any representation or warranty of MTM contained in this Agreement, or any other agreement or instrument executed by MTM pursuant to this Agreement. All of the foregoing are hereinafter collectively referred to as “EGI Claims.”

7.3 EGI Indemnity. EGI shall defend, indemnify and hold MTM harmless from and against all Losses that MTM may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of EGI contained in this Agreement, (ii) any inaccuracy in any representation or warranty of EGI contained in this Agreement, or any other agreement or instrument executed by EGI pursuant to this Agreement, (iii) any Environmental Liability or other liability arising from or related to the processing of the Ore or the tailings derived therefrom, (iv) any claim made by any employee or agent of MTM at any time arising from or related to injuries, death or property damage sustained while processing Ore at the Mill, unless arising from a negligent act or omission of MTM, (v) EGI’s operation of the Mill pursuant to Section 3.4, and (vi) the quality or quantity of the Ore processed through the Mill or pertaining to the Ore after it has left the Mill site. All of the foregoing are hereinafter collectively referred to as “MTM Claims.” The indemnification obligations of the parties in this Agreement shall remain in full force and effect and applicable notwithstanding the fact that either of them may have availed itself of any other remedy available under this Agreement.

7.4 Limitation on Claims. Neither party shall be entitled to make either an EGI Claim or an MTM Claim (each of which may be referred to as a “Claim” or “Claims” in the remainder of this Article VII) under Section 7.2(i) and 7.2(ii), or Section 7.3(i) and 7.3(ii), as applicable, unless and until the aggregate value of all of EGI’s, on the one hand, or MTM’s, on the other, Claims exceeds $10,000. EGI shall be entitled to compensation for EGI Claims and MTM shall be entitled to compensation for MTM Claims arising under Sections 7.3(i) or (ii) only if the required Claim is served upon either MTM or EGI within twelve months after the Mine Closing Date. None of the limitations on Claims set forth in this Section 7.4 will apply to MTM Claims arising under Sections 7.3(iii), (iv) or (v).

7.5 Claims Procedure.

(a) In the event that any Claim or demand for which any party would be liable to an Indemnified Party under this Agreement is asserted against or sought to be collected by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand, specifying the nature of such Claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the “Claim Notice”). The Indemnifying Party shall have ten days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim or demand, and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests; provided further, that the Indemnified Party shall use its reasonable efforts to provide the Indemnifying Party with notice of any such filing and an opportunity to comment thereon. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend against such claim or demand, then except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion as the Indemnifying Party deems necessary or advisable. If an Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

(b) In the event that an Indemnified Party should have a claim against the Indemnifying Party under this Agreement that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

(c) Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand will be made.

7.6 Dispute Resolution.

(a) Good Faith Efforts. If any dispute arises as to the interpretation of or the rights and obligations of the parties under this Agreement, the parties agree to use good faith efforts to resolve such a dispute within 30 days after either party gives notice to the other asserting the existence of such a dispute and specifically referring to this Section 7.6, although the provisions of this Section 7.6(a) shall not prevent either party from seeking emergency temporary relief such as a temporary restraining order or a preliminary injunction.

(b) Venue and Jurisdiction. Any action arising from or in any way related to this Agreement or the MTM Mill or MTM Mine shall be brought only in the state or federal courts in Denver County, Colorado and each party agrees that it shall not seek forum non conveniens dismissal of any actions so brought. This forum selection agreement applies no matter what the form of action, whether in rem, in personam, or any other, and no matter what the theory of the action, whether in tort, contract, or any other, or whether based in common law or on any statute, rule, or regulation whether now existing or hereafter enacted.

(c) Attorneys’ Fees. The prevailing party in any such action shall be entitled to recover its costs and expenses incurred in connection with such action, including without limitation reasonable attorneys’ fees.

7.7 Knowledge of EGI. EGI shall not be entitled to recover in respect of any Claims in connection with any matter which was disclosed by MTM, or of which EGI, its officers, directors, employees or agents, had actual knowledge or reasonably should have had knowledge by exercise of reasonable diligence at or prior to the Mill Closing Date.

7.8 Coverage of Indemnities. Rights of indemnity (or rights to be held harmless) created in this Agreement stated as in favor of EGI shall also be in favor of the officers, directors and employees of EGI and its Affiliates. Rights of indemnity (or rights to be held harmless) created in this Agreement or in the Assumption Agreement stated as in favor of MTM shall also be in favor of the officers, directors and employees of MTM and its Affiliates.

ARTICLE VIII
TERMINATION

8.1 Default and Termination. This Agreement may be terminated at any time prior to the Mill Closing:

(a) Upon the mutual written consent of MTM and EGI;

(b) By MTM, in the event of a default by EGI in the performance of any of its covenants or obligations under this Agreement after the Execution Date, after MTM has provided EGI written notice of the default and EGI has not (a) with respect to a default in the making of any payment, made such payment within 15 days after receipt of such notice or (b) with respect to any other default, cured such default within 30 days after receipt of such notice; or

(c) As set forth in Section 3.2(b).

8.2 Effect of Termination. Termination of this Agreement by a party pursuant to this Article VIII shall not of itself result in any liability of such party or its respective representatives, directors, officers, shareholders or agents; provided, however, that in the event of such termination neither party shall be relieved of any of its obligations or liabilities under this Agreement that have accrued prior to the date of such termination, or its indemnification obligations under Article VII. In the event of termination of this Agreement, the proposed transactions contemplated hereunder shall terminate, and MTM shall have no further liabilities or obligations under this Agreement. Any party’s right of termination under this Article VIII is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be deemed an election of remedies.

8.3 Survival. The provisions of Sections 2.5, 2.10, 3.3, 3.4, 7.3(iii) and (v), 7.5, 7.8, 8.2, 8.3, 9.2, 9.3 and 10.4 of this Agreement shall survive the exercise of the Option by EGI.

ARTICLE IX
ADDITIONAL PROVISIONS

9.1 Force Majeure. MTM shall not be liable for any interruption in the processing of Ore through the Mill, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond MTM’s reasonable control, including, but not limited to, any strikes, lock-outs or other labor difficulties, acts of any Governmental Authority (including the inability to timely obtain, retain or modify any Permits or the issuance of any order or notice), acts of environmental groups or other non-governmental organizations, changes in Laws, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities. In any such event, MTM’s obligations hereunder shall be postponed for such time as MTM’s performance is suspended or delayed on account thereof. MTM will notify EGI promptly, either orally or in writing, upon learning of the occurrence of such event of force majeure.

9.2 Consequential and Other Damages. MTM shall not be liable for, and EGI expressly waives any right to recover, whether in contract, in tort (including without limitation negligence and strict liability), or otherwise, any punitive, exemplary, special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, MTM’s performance or nonperformance hereunder, or the provision of or failure to provide access to or the right to use the Mill hereunder, including, but not limited to, loss of profits, business interruptions and claims of customers. In addition, MTM shall not be liable for, and EGI expressly waives any right to recover, whether in contract, in tort (including without limitation negligence and strict liability), or otherwise, damages of any kind whatsoever (including actual damages and those listed above), which in any way arise out of, relate to, or are a consequence of, the quantity or quality of any Ore processed through the Mill, or which pertain to the Ore after it has left the Mill site.

9.3 Assignment and Sublease. EGI’s rights and obligations under this Agreement shall not be assigned, delegated or otherwise transferred (other than to an Affiliate, in which case EGI shall remain responsible for all of its and its Affiliate’s obligations and liabilities under this Agreement) without the prior written consent of MTM, which consent MTM may withhold in its sole discretion.

ARTICLE X
MISCELLANEOUS

10.1 Cooperation. MTM and EGI shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered in connection herewith or required by law.

10.2 Entire Agreement. This Agreement and the Security Agreement, and each instrument and agreement delivered by one party to the other party on the Execution Date or at the Closing, constitute the entire agreement between the parties and supersede any and all other prior or contemporaneous understandings, negotiations or agreements between the parties relating to the transactions contemplated hereby, and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives and permitted successors and assigns. Each Exhibit and Schedule to this Agreement shall be considered incorporated into this Agreement.

10.3 Amendments. Any amendment, supplement, variation, alteration or modification to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

10.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each party hereby waives any law which renders any provision hereof prohibited or unenforceable in any respect.

10.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument.

10.6 No Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

10.7 Fees, Costs and Expenses. Except as otherwise provided herein, each of EGI, on the one hand, and MTM, on the other hand, shall be responsible for its own fees, costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.8 Third Party Beneficiaries. Except as otherwise specifically set forth in this Agreement, nothing in this Agreement is intended to create, nor shall anything in this Agreement be intended to create, nor shall anything in the Agreement be deemed to create or have created, any third party beneficiary rights, other than the indemnification provided in Article VII for EGI’s and MTM’s officers, directors, employees and Affiliates.

10.9 Construction. In this Agreement, unless the context otherwise indicates: (a) references to any party to this Agreement shall include the successors and permitted assigns of that party; and (b) references to this Agreement shall be construed as references to this Agreement or that provision of or to any specified provision thereof.

10.10 Table of Contents and Headings. The table of contents and descriptive section headings contained in this Agreement are convenience of reference only and shall not control or effect the meaning or construction of any provision of this Agreement.

10.11 Notices. Except as otherwise provided in this Agreement, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified-mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by facsimile and confirmed by facsimile answer back, addressed as follows:
(a)	If to MTM to:

Montana Tunnels Mining, Inc.
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111
Attn: R. David Russell
Telephone: (720) 886-9656
Facsimile: (720) 482-0957

with a copy to:

Deborah Friedman, Esq.
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Telephone: (303) 892-9400
Facsimile: (303) 893-1379

(b)	If to EGI to:

Elkhorn Goldfields, Inc.
320 West Main Street
Aspen, Colorado 81611
Attn: Rob Trenaman
Telephone: (970) 544-9155
Facsimile: (970) 920-6944

with a copy to:

Merdel Blumenfeld, LLP
5809 Acacia Circle
El Paso, Texas 79912
Attention: Mark E. Merdel
Telephone: (915) 587-7878
Facsimile: (915) 587-8808

or at such other address as may be substituted by written notice given as in this Section 10.11. The furnishing of any notice required under this Agreement may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication under this Agreement shall be deemed to have been duly given or served on (i) the date on which personally delivered, with receipt acknowledged, (ii) the date on which sent by facsimile and confirmed by answer back, (iii) the next Business Day if delivered by overnight or express mail, courier or delivery service, or (iv) three Business Days after the same shall have been deposited in the United States mail, as the case may be.

10.12 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED AND CONTROLLED AS TO ITS VALIDITY, ENFORCEMENT, INTERPRETATION, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF COLORADO (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF) APPLICABLE TO CONTRACTS MADE IN THAT STATE.

10.13 No Partnership. Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship among the parties.

10.14 Independent Contractor. MTM shall be deemed for all purposes under this Agreement to be an independent contractor and not an agent of EGI.

10.15 Confidentiality. Except as set forth below, each of the parties agrees to treat all data, reports, records and other information developed or made available to it by the other party under this Agreement and applicable to the Mill as confidential, and unless either party is required by any law, rule, regulation, or order or by rule or regulation of a stock exchange or securities commission to disclose any of such information, information shall not be disclosed to any third party without the prior written consent of the non-disclosing party, which consent shall not be unreasonably withheld or delayed. Disclosure of information relating to this Agreement or the Mill may be made by either party if such information is required to be disclosed to any federal, state, provincial or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced. Otherwise, public announcements or reports by EGI of information relating to this Agreement or the Property shall be made only on the basis of agreed texts upon the prior written consent of MTM, which consent shall not be unreasonably withheld or delayed. EGI agrees that it will, not less than 2 business days in advance of making public any information referred to in this Section 10.15, give MTM written notice of the text of the proposed report and provide MTM with the opportunity to comment on the form and content thereof before the same is issued. MTM shall respond within 2 business days after receipt of such notice, or its silence will constitute a waiver of objection to the terms of the proposed text.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MONTANA TUNNELS MINING, INC.

By: ______________________________________
Name: R. David Russell
Title: President and Chief Executive Officer

ELKHORN GOLDFIELDS, INC.

By: ______________________________________
Name: Patrick Imeson
Title: President